Exhibit (a)(1)(v)

NOTICE OF ELECTION TO WITHDRAW OPTIONS FROM OFFER TO PURCHASE

If you previously elected to accept the offer by Concord Communications, Inc. (the “Company”) to purchase certain outstanding options held by its employees and you would like to change your election and reject the offer, you must sign this Notice and return it to Concord by 5:00 P.M., Boston, Massachusetts time, on Tuesday, October 26, 2004, unless the offer is extended (the “Expiration Time”). All capitalized terms used in this Notice but not defined herein have the meaning given to those terms in that certain Offer to Purchase dated as of September 27, 2004.

To Concord Communications, Inc.:

      I previously received a copy of the Offer to Purchase and the Letter of Transmittal. I completed, signed and returned the Letter of Transmittal, in which I elected to accept the Offer with respect to some or all of my Eligible Options. I now wish to change that election and reject the Offer with respect to the Eligible Options identified below. I understand that I must withdraw all or none of the options granted to me on the same grant date and at the same exercise price. I further understand that, by signing this Notice and delivering it to Concord on or prior to the Expiration Time, I will withdraw my acceptance of the Offer with respect to the Eligible Options identified below and reject the Offer with regard to those options. I have read and understand all of the terms and conditions of the Offer to Purchase.

      I understand that, in order to be effective, a written or facsimile transmission of this Notice must be RECEIVED by Concord (directed to Kelly Konash, c/o Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, facsimile: (508) 460-4400) on or prior to 5:00 p.m., Boston, Massachusetts time, on October 26, 2004.

      I understand that by withdrawing my acceptance of the Offer with respect to the Eligible Options identified below, I will not receive any cash payment for, and will retain, such options. These options will remain outstanding on their existing terms and conditions, including exercise price and vesting schedule.

      I understand that I may change my mind, and once again accept the Offer, by submitting a new Letter of Transmittal to Kelly Konash, at Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, facsimile: (508) 460-4400 on or prior to the Expiration Time.

      I hereby elect to withdraw the following Eligible Options from the Offer:

	Option	Number of	Option	Purchase	Aggregate
	Grant	Option Shares	Exercise	Price Per	Purchase
	Date	Outstanding	Price	Share	Price

1. Option Granted on:			$	$	$
2. Option Granted on:			$	$	$
3. Option Granted on:			$	$	$
4. Option Granted on:			$	$	$

      I have completed and signed the following exactly as my name appears on the applicable option agreements governing the grant of the foregoing options and as on the Letter of Transmittal.

Printed Name of Option Holder

*Signature of Option Holder

Dated , 2004

INSTRUCTIONS TO THE NOTICE OF ELECTION

TO WITHDRAW OPTIONS FROM OFFER TO PURCHASE

1.	Delivery of Notice of Election to Withdraw Options from the Offer

      To be effective, a written or facsimile transmission of this Notice must be timely RECEIVED by us on or prior to 5:00 p.m., Boston, Massachusetts time, on Tuesday, October 26, 2004. The Notice must be sent to Kelly Konash, c/o Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, facsimile: (508) 460-4400 and must specify your name, the grant date, the exercise price and the total number of Eligible Options to be withdrawn. We will accept only a paper copy of your Notice; delivery by e-mail will not be accepted.

      THE METHOD OF DELIVERY OF THIS NOTICE AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. THIS NOTICE WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL PROPERLY INSURED AND WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOW TO ASSURE TIMELY DELIVERY.

      Withdrawn Eligible Options may be re-tendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time on or prior to the Expiration Time.

2.	Signatures on This Notice to Withdraw from the Offer

      Except as described in the following sentence, this Notice must be executed by the Eligible Holder who tendered the options to be withdrawn exactly as that holder’s name appears on the option agreement or agreements evidencing those options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on this Notice.

3.	Other Information on This Notice of Election to Withdraw from the Offer

      In addition to signing this Notice, you must provide the required information regarding the Eligible Option to be withdrawn, as set forth on the prior page. You must also print your name and indicate the date on which you signed.

4.	Requests for Assistance or Additional Copies

      Any questions or requests for information, as well as requests for additional copies of the Offer to Purchase or this Notice should be directed to Kelly Konash, c/o Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, telephone: (508) 303-4396, facsimile: (508) 460-4400.

5.	Irregularities

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this Notice will be determined by Concord in its sole discretion, and its determination shall be final and binding on all parties. Neither Concord nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

6.	Additional Documents to Read

      You should be sure to read the Offer to Purchase, dated September 27, 2004, and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the Offer.

7.	Important Tax Information

      You should refer to Section 11 (U.S. Federal Income Tax Considerations) or Section 12 (Material Income Tax Considerations for Non-U.S. Employees), as applicable, of the Offer to Purchase, which sections contain important tax information.

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